                                                                    EXHIBIT 23.1





The Board of Directors and Shareholders
Venus Exploration, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-61193) on Form S-8 and registration statement (No. 33-73457) on Form S-3 of Venus Exploration, Inc. of our report dated April 12, 2000, relating to the consolidated balance sheets of Venus Exploration, Inc. and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999 which report appears in the December 31, 1999, annual report on Form 10-K of Venus Exploration, Inc.

KPMG LLP


San Antonio, Texas
April 12, 2000